Exhibit 2.1

THIRD AMENDED AND RESTATED OPERATING AGREEMENT OF

 SIDOTI HOLDING COMPANY, LLC

This Third Amended and Restated Operating Agreement (this "Agreement") of SIDOTI HOLDING COMPANY, LLC, a Delaware limited liability company (the "Company"), is made and entered into as of January 1, 2002 by and among Peter Sidoti ("Sidoti"), Ann Sidoti ("A. Sidoti") and the Sidoti Family Trust dated March 1, 1999 (the "Trust").

R E C I T A L S:

WHEREAS, the Trust, Sidoti and A. Sidoti now desire to amend and restate the Second Amended and Restated Operating Agreement dated as of July 31, 2000 (the "Second Amended and Restated Agreement") to, among other things, create a class of interests which may be granted to employees of the Company pursuant to that certain Sidoti Holding Company, LLC Employee Interest Grant Plan effective as of January 1, 2003 (the "Plan");

WHEREAS, as of the date hereof, Sidoti, A. Sidoti and the Trust own one hundred percent (100%) of the membership interests in the Company, as the sole Members of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1           Definitions.   As used in this Agreement, the following terms shall have the meanings set forth below.

Act.   The Delaware Limited Liability Company Act, as amended from time to time.

Adjusted Balance.   The capital account balance of a Member, increased by any Minimum Gain or partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)) allocable to such Member under Treasury Regulations Section 1.704-2.

Adjusted Capital Account Deficit.   With respect to any Member, the deficit balance, if any, in such Member’s capital account, as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) crediting thereto (A) that portion of any deficit capital account balance that such Member is required to restore under the terms of this Agreement, (B) the amount of such Member's share of Minimum Gain, including any "partner nonrecourse debt minimum gain" (as defined in Treasury Regulations Section 1.704-2(i)), and (C) the amount of Company liabilities allocated to such Member under Section 752 of the Code with respect to which such Member bears the economic risk of loss (as defined in Treasury Regulations Section 1.752-2(a)), to the extent such liabilities do not constitute "partner nonrecourse debt"

under Treasury Regulations Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

Affiliate.   (a) Any Person directly or indirectly owning, controlling or holding the power to vote 10% or more of the outstanding voting securities of an identified other Person; (b) any Person 10% or more of whose voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (d) any officer, director, member, manager or partner of such other Person; (e) if such other Person is an officer, director, member, manager or partner, any entity for which such Person acts in any such capacity; and (f) any spouse, lineal ancestor or descendant of such other Person.

Capital Members.   Sidoti, A. Sidoti and the Trust, and each Person who may become a substituted or additional Capital Member pursuant to the provisions hereof and applicable law.

Capital Member Interests.   Interests of the Company entitling the holder thereof to all rights described herein as a Capital Member, together with the obligations of a Capital Member under this Agreement. The number of Capital Member Interests owned by each Capital Member on the date hereof is set forth opposite such Capital Member's name on Exhibit A.

Capital Percentage.   The percentage determined from time to time which for each Capital Member is the number of Capital Member Interests owned by such Capital Member divided by the total number of Capital Member Interests owned at such time by all Capital Members.

Certificate.   The Certificate of Formation of the Company, as amended from time to time.

Code.   The Internal Revenue Code of 1986, as amended from time to time, or any replacement or successor law.

Company.   The Delaware limited liability company currently known as Sidoti Holding Company, LLC.

Employee Interests.   The ownership interests in the Company of the Employee Members, as may be issued and outstanding from time to time in accordance with Section 6.2. An Employee Interest may include a Employee Liquidation Preference to the extent a Employee Liquidation Preference is given to an Employee Member as part of the grant of an Employee Interest. The current ownership of the Employee Interests is set forth on Exhibit A. Each Employee Interest shall be further designated with a series number, such as "Series 1 Employee Interest." Each successive issuance of Employee Interests shall be designated with the next consecutive integer following the numerical designation for the Employee Interests issued most recently prior to such issuance. All Employee Interests issued concurrently shall be assigned the same numerical series designation. The term "Employee Interests" shall include all series of Employee Interests.

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Employee Liquidation Preference.   The right of an Employee Member to receive a distribution preference pursuant to Section 8.2(c) as part of an Employee Interest.

Employee Members.   The Persons from time to time admitted as Employee Members in accordance with this Agreement, and their respective permitted successors and assigns, for so long as each such Person is an Employee Member. The names of the Employee Members on the date hereof are set forth on Exhibit A. Each Employee Member shall be further designated with a series number, such as "Series 1 Employee Member," which series number shall correspond to the numerical designation of the series of Employee Interests owned by such Employee Member, with respect to such Employee Interests. The term "Employee Members" shall refer to all Employee Members, without regard to such series designations.

Employee Percentage.   For each Employee Member, the number of Employee Member Interests owned by such Employee Member multiplied by one one-hundredth of one percent (0.1%).

Gross Cash Receipts.   With respect to any period, the amount of all cash funds received by the Company from all sources and any amount released from Company reserves.

Interests.   The ownership of the Company is divided into Capital Member Interests and Employee Interests, each an "Interest". Interests shall be considered outstanding Interests if attributed to a Member or an assignee (other than the Company) of any Member under the terms of this Agreement. If Interests are redeemed or otherwise purchased by the Company, such Interests shall not be considered outstanding Interests unless and until such Interests are subsequently issued to a Member by the terms of this Agreement.

Liquidation Proceeds.   The Net Cash Receipts in connection with a complete liquidation of the Company.

Manager.   The Person appointed as Manager of the Company pursuant to and in accordance with Section 10.2, for so long as he shall serve as Manager in accordance with Section 10.2, and any replacement Manager appointed in accordance with Section 10.2.

Members.   The Capital Members and the Employee Members.

Minimum Gain.   As such term is defined in Treasury Regulation Section 1.704-2(d), which shall generally mean the amount by which the nonrecourse liabilities secured by any assets of the Company exceed the adjusted tax basis of such assets as of the date of determination. A Member's share of Minimum Gain (and any net decrease thereof) at any time shall be determined in accordance with Treasury Regulation Section 1.704-2(g).

Net Cash Receipts.   With respect to any period, the amount by which the Gross Cash Receipts in such period exceed the sum of the following: (a) all principal and interest payments on any indebtedness of the Company (including loans from Members, but excluding loans the payment of principal or interest of which is specifically provided for in Section 8.1 or Section 8.2), and all other sums paid to such lenders in such period; (b) all cash expenditures (including expenditures for capital improvements) made in such period incident to the operation of the Company business, including but not limited to those expenses of the Manager paid, either

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directly or indirectly, by the Company; and (c) working capital and other reserves in such amounts and for such purposes as the Manager, in his reasonable discretion, deems necessary for the proper current and future operation of the Company business (including any growth or expansion of the Company business).

Participating Percentage.   At any time, the Participating Percentage of each Employee Member shall equal such Employee Member's Employee Percentage. At any time, the Participating Percentage of each Capital Member shall equal the product of (a) such Capital Member's Capital Percentage multiplied by (b) the excess of one hundred percent (100%) over the sum of the Employee Percentages at such time. The Participating Percentages of the Members as of the date hereof are set forth on Exhibit A. The Participating Percentages are subject to adjustment as provided in Section 6.2.

Person.   A natural person, corporation, limited liability company, trust, partnership, estate, unincorporated association or other entity.

Prime Rate.   The rate of interest announced from time to time as its "prime rate" or "corporate base rate" (or equivalent rate) by Bankers Trust Company, New York, New York (or its successor-in-interest).

Profit or Loss.   For each fiscal year of the Company, an amount equal to the Company’s taxable income or loss for such fiscal year determined in accordance with Code Section 703(a), including all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1), subject to the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Tax Book Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Tax Book Value; (iv) depreciation, amortization, and any other cost recovery deductions for Company property shall be taken into account to the extent allowable for such fiscal year, except that if the Tax Book Value of such Company property differs from its adjusted tax basis at the beginning of such year, the allowable deduction shall be an amount which bears the same ratio to the Tax Book Value as of the beginning of such fiscal year as the deduction actually allowable for that fiscal year bears to the adjusted tax basis as of the beginning of such fiscal year; (v) if Tax Book Values are adjusted pursuant to clause (ii) of the definition thereof, the amount of such adjustment shall be taken into account in computing Profit or Loss; and (vi) any items which are specially allocated pursuant to Section 7.4 or Section 7.5 shall not be taken into account in computing Profit or Loss.

Tax Book Value.   The adjusted basis for federal income tax purposes of any Company property, except as follows: (i) the Tax Book Value of any Company property contributed by a Member to the Company shall initially be its gross fair market value, as set forth herein or as otherwise determined by the Manager; (ii) in the sole discretion of the Manager (unless

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otherwise specified by this Agreement), the Tax Book Value of all Company property may be adjusted based on their respective fair market values, as determined by the Manager, as of any of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company; (B) the issuance of Employee Interests or Capital Member Interests; (C) the distribution by the Company to a retiring or continuing Member of more than a de minimis amount of Company property or cash, as consideration for all or a portion of its Units (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)); and (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(g); and (iii) if the Tax Book Value of any Company property has been determined or adjusted pursuant to clause (i) or (ii) above, it shall thereafter be adjusted by the depreciation, amortization and any other cost recovery deductions taken into account with respect to the Company property for purposes of computing Profit and Loss.

1.2          Interpretation.   The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. For all purposes of this Agreement, the term "control" and variations thereof shall mean the direct or indirect possession of the power to direct or cause the direction of the management and policies of the specified entity, through the ownership of equity interests therein, by contract or otherwise. As used in this Agreement, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". As used in this Agreement, the terms "herein", "hereof" and "hereunder" shall refer to this Agreement in its entirety. Any references in this Agreement to "Sections," "Articles" or "Exhibits" shall, unless otherwise specified, refer to Sections, Articles or Exhibits, respectively, in or attached to this Agreement.

ARTICLE 2

FORMATION OF THE COMPANY

2.1          Formation.   The parties hereto have heretofore formed a limited liability company under and pursuant to the provisions of the Act; and the rights and obligations of the Members shall be as provided therein except as otherwise expressly provided in this Agreement. The Members agree to execute such certificates or documents and to do such filings and recordings and all other acts, including the filing or recording of the Certificate, and any assumed name filings in the appropriate offices in the States of Delaware, New York, and any other applicable jurisdictions as may be required to comply with applicable law.

2.2          Entire Agreement.   Each and every other agreement or understanding, oral or written, relating in any way to the formation or operation of the Company is hereby superseded in its entirety. From and after the execution of this Agreement, the same shall constitute the only Operating Agreement of the Company except as the same may hereafter be amended pursuant to the provisions hereof. This Agreement represents the entire agreement and understanding of the parties hereto concerning the Company and their relationship as Members, and all prior or concurrent agreements, understandings, representations and warranties in regard to the subject matter hereof are and have been merged herein.

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ARTICLE 3

NAME AND PRINCIPAL OFFICE

3.1          Name.   The business of the Company shall be conducted under the name of "Sidoti Holding Company, LLC," or such other name as the Manager may designate.

3.2          Principal Place of Business, Registered Office and Registered Agent.   The principal place of business of the Company shall be located at 317 Madison Avenue, Suite 1400, New York, New York 10017. The registered agent and the registered office of the Company shall be Lexis Document Services Inc., 30 Old Rudnick Lane, Dover, Delaware 19901. The Manager may from time to time designate another registered agent or another location for the registered office or principal place of business of the Company upon notice to the Members.

ARTICLE 4

PURPOSE

The purpose of the Company is to engage in any lawful business or activity for which a Delaware limited liability company may be organized under the Act, including engaging in the business of performing financial research and analysis; subject to the requisite licensing, acting as a broker/dealer of securities; engaging in financing and investment activities; financing the foregoing; and making prudent interim investments of Company funds, including, without limitation, investments in obligations of federal, state and local governments or their agencies, mutual funds, money market funds and bank certificates of deposit; and engaging in any and all activities related or incidental thereto. Except as specifically limited or prohibited by this Agreement, the Company is empowered to perform such actions and engage in such activities consistent with, useful or necessary to carry out the purpose of the Company.

ARTICLE 5

TERM AND FISCAL YEAR

5.1          Term.   The term of the Company shall commence as of the date hereof and shall continue in perpetuity, unless and until terminated pursuant to the provisions of this Agreement or as provided by law.

5.2          Fiscal Year.   The fiscal year of the Company shall be the calendar year.

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ARTICLE 6

CAPITAL CONTRIBUTIONS, LOANS AND CAPITAL ACCOUNTS

6.1          Capital Members.

(a)          Initial Capital.   Each Capital Member has previously contributed to the capital of the Company. In exchange for such contributions, each Capital Member has been issued the Capital Member Interests as set forth in this Agreement.

(b)          Additional Capital.   No Capital Member shall be required to contribute any additional capital to the Company. If the Manager approves, one or more Capital Members may, but shall not be required to, contribute additional cash or property to the capital of the Company at any time in exchange for such number of additional Capital Member Interests as the Manager may determine at such time.

6.2          Employee Members.

(a)          Series 1 Employee Members.   By execution of this Agreement, each Person listed as a Series 1 Employee Member on Exhibit A hereto is hereby admitted to the Company as an Employee Member and as a Series 1 Employee Member, owning the number of Series 1 Employee Interests set forth opposite such Person's name on Exhibit A. In connection with the issuance of Series 1 Employee Interests pursuant to this Section 6.2(a), the Manager and the Members agree that the Net Asset Value (as defined below) is Five Million Dollars ($5,000,000). Effective as of the date hereof, the Tax Book Value of the property of the Company shall be adjusted to an amount consistent with such Net Asset Value and a corresponding adjustment shall be made to the capital accounts of the Capital Members, in accordance with Section 6.5.

(b)          Additional Employee Interests.   The Manager shall have the right, in his sole discretion, to issue additional Employee Interests from time to time on such terms as the Manager may determine (which may or may not include requiring contributions to the capital of the Company), and to admit the recipients of such Employee Interests as additional Employee Members, subject in each case to the execution by such Person of a written instrument satisfactory to the Manager pursuant to which such Person agrees to be bound by and confirms the obligations, representations and warranties set forth in this Agreement, as amended as described below. Concurrently with each issuance of Employee Interests:

(i)          All Employee Interests issued concurrently shall be given the same numerical Series designation, which shall reflect the order of each separate issuance of Employee Interests. For example, the Employee Interests issued on the date hereof pursuant to Section 6.2(a) are designated "Series 1 Employee Interests." The Employee Interests, if any, next issued after the date hereof shall be designated "Series 2 Employee Interests," and the Employee Interests, if any, next issued after any

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issuance of Series 2 Employee Interests shall be designated "Series 3 Employee Interests."

(ii)          The Manager shall determine, in his sole and absolute discretion, the fair market value of all assets of the Company, net of all liabilities of the Company (the "Net Asset Value"), as of the date of such issuance of Employee Interests.

(iii)         A preference on the distribution of Liquidation Proceeds shall be created to provide that Liquidation Proceeds in the amount of the excess, if any, of (A) the Net Asset Value on the date of such issuance of Employee Interests over (B) the Net Asset Value on the date of the most recently-preceding issuance of Employee Interests, shall be distributed exclusively among the owners of Interests (Capital Member and Employee) outstanding immediately prior to such issuance of additional Employee Interests, and among them in accordance with the provisions of Section 8.2 as in effect immediately before such issuance. Such preference shall be in addition to and immediately subordinate to any such preferences previously created (including Sections 8.2(b) and 8.2(c)), but shall be superior to the distribution of Liquidation Proceeds in accordance with the Participating Percentages of the Members (as provided in Section 8.2(d) of this Agreement as currently in effect). An example of the application of this Section 6.2(b)(iii) is set forth below.

(iv)        The Participating Percentages of all Members shall automatically be adjusted in accordance with the definition of Participating Percentages in this Agreement, effective as of the date of issuance of such Employee Interests.

(v)        The Tax Book Value of the Property of the Company shall be adjusted to an amount consistent with the Net Asset Value as of the date of such issuance of Employee Interests, and the capital accounts of the Members shall be correspondingly adjusted in the manner described in Section 6.5.

(vi)         The allocation of Profit and Losses shall be amended to the extent the Manager determines advisable to be consistent with the other adjustments described in this Section 6.2(b).

(vii)        The Manager, without the need for the consent or approval of any Member, is hereby authorized and directed to amend this Agreement to the extent the Manager determines such amendment to be necessary or advisable to reflect the adjustments described above in this Section 6.2(b).

As a hypothetical example of the application of Section 6.2(b)(iii), Section 6.2(a) provides that the Net Asset Value as of the date of the issuance of the Series 1 Employee

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Interests is Five Million Dollars ($5,000,000). Section 8.2 currently provides that, after the payment of loans described in Section 8.2(a), Liquidation Proceeds are to be distributed first to the Capital Members, in accordance with their Capital Percentages, until the Capital Members have received an aggregate of Five Million Dollars ($5,000,000), then to Employee Members in proportion to and to the extent of any Employee Liquidation Preferences and then among all Members in accordance with their Participating Percentages. If additional Employee Interests that do not include any Employee Liquidation Preferences ("Series 2 Employee Interests") are issued and on the date of the issuance of the Series 2 Employee Interests the Net Asset Value is Six Million Dollars ($6,000,000) and Employee Liquidation Preferences in the aggregate amount of Seven Hundred Twenty Five Thousand Dollars ($725,000) have previously been issued, then from and after the date of such issuance, Liquidation Proceeds, after the payment of loans described in Section 8.2(a), shall be distributed first to the Capital Members in accordance with their Capital Percentages until the Capital Members have received Liquidation Proceeds in the aggregate amount of Five Million Dollars ($5,000,000) pursuant to such preference; second, to the Employee Members then holding Employee Liquidation Preferences in the aggregate amount of Seven Hundred Twenty Five Thousand Dollars ($725,000); third, to the Capital Members and the Series 1 Employee Members, in accordance with their Participating Percentages as in effect immediately prior to the issuance of Series 2 Employee Interests, until the Capital Members and the Series 1 Employee Members, in the aggregate, have received Liquidation Proceeds in the amount of Two Hundred Seventy Five Thousand Dollars ($275,000) pursuant to such preference; and fourth, all remaining Liquidation Proceeds shall be distributed among all the Members (Capital, Series 1 Employee and Series 2 Employee), in accordance with their Participating Percentages.

(c)          No Additional Capital.   Except for those capital contributions, if any, that the Manager may elect to require concurrently with the issuance of Employee Interests, no Employee Member shall be required to make any contributions to the capital of the Company.

6.3          Loans.

(a)          If, at any time, in the opinion of the Manager, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or for other proper purposes of the Company, the Manager may arrange for the Company to borrow such required funds from an outside source at the then-prevailing interest rate and on such terms and conditions as the Manager deems advisable, provided that no Member (without its prior written consent) shall be required to make or bear personal liability for the repayment of any such loan to the Company.

(b)          If, at any time in the opinion of the Manager, the Company’s revenues and funds are not sufficient to satisfy the obligations and liabilities of the Company or for other proper purposes of the Company, and the Company cannot borrow the required funds from commercial lenders on terms that are reasonable under the circumstances (including but not limited to the terms described in Section 6.3(a) above) or the Manager elects not to cause the Company to so borrow, then any one or more of the Capital

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Members or Affiliates of any of them, in such Person’s sole discretion, may (but shall not be required to) loan the required funds to the Company. Any such loans shall be made by the Capital Members or their respective Affiliates in proportion to the applicable Capital Members’ respective Capital Percentages or in such other proportion as the lending Capital Members or Affiliates may agree upon. Unless otherwise agreed by the Manager and the lending party, all such loans (i) shall be payable only from the assets of the Company without any recourse against or right of contribution from any Capital Member; (ii) except as provided below, shall bear interest at an annual rate equal to the Prime Rate plus three percent (3%), adjusting when and as the Prime Rate shall adjust, compounded annually; and (iii) each such loan shall mature and be due and payable to the extent not paid pursuant to other provisions of this Agreement upon the termination of the Company.

(c)          One or more Capital Members or Affiliates of Capital Members may from time to time guarantee, co-sign or otherwise undertake personal liability with respect to obligations of the Company; provided that neither the Company, the Manager nor any Capital Member shall have the authority to obligate any Capital Member or any Affiliate of any Capital Member to undertake any such liability without such Person’s prior written consent. If any Capital Member or any Affiliate of any Capital Member is required to make any payment with respect to an obligation of the Company, such payment shall be deemed a loan by such Person to the Company pursuant to and on the terms set forth in Section 6.3(b).

6.4          Return of Capital Contributions.   Except as specifically provided in this Agreement, a Member shall not be entitled to the return of his capital contribution to the Company.

6.5          Capital Account.   A separate capital account shall be established and maintained for each Member in accordance with the Code and the regulations promulgated thereunder, including but not limited to the rules regarding the maintenance of partners’ capital accounts set forth in Treasury Regulation Section 1.704-1. Subject to the immediately preceding sentence, there shall be credited to each Member’s capital account (i) the amount of money and the Tax Book Value (as set forth herein or as otherwise determined by the Manager) of any property (net of related liabilities) contributed by the Member to the Company, (ii) the Member’s share of Profit of the Company, and (iii) items in the nature of income or gain that are specially allocated to the Member. There shall be charged against each Member’s capital account (iv) the amount of money and the Tax Book Value (as determined by the Manager) of any property (net of related liabilities) distributed to the Member by the Company, (v) Loss allocated to the Member and (vi) items in the nature of loss or deduction that are specially allocated to the Member. If property is contributed to the capital of the Company or if there is a revaluation of any Company property such that the Tax Book Value of such property differs from its adjusted tax basis (including as described in Section 6.2), the Members’ capital accounts shall be appropriately adjusted for income, gain, loss and deduction as required by Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (g). To the extent a Member’s capital account is greater than zero, such excess is hereinafter referred to as a "positive balance." To the extent that a Member’s capital account is less than zero, said amount is hereinafter referred to as a "deficit balance."

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6.6          Interest on Capital Contributions.   The Company shall not pay interest on capital contributions or undistributed profits.

ARTICLE 7

ALLOCATION OF PROFITS AND LOSSES

7.1          General Allocation of Profits and Losses.   Except as otherwise provided in this Article 7, all Profits and Losses (including all items of income and expense entering into the determination of Profits or Losses), as finally determined for federal income tax purposes for each fiscal year of the Company, shall be allocated among the Members as follows:

(a)          Profits.   Profits shall be allocated in the following order of priority:

(i)          First, to those Members having deficit Adjusted Balances, in proportion to and to the extent of such deficit Adjusted Balances.

(ii)         Second, any remaining Profits shall be allocated among the Members so as to cause each Member's Adjusted Balance as of the end of such fiscal year to equal the amount of cash that would be distributed to such Member pursuant to Section 8.2 (without regard to any payments in respect of loans, but giving effect to any adjustments pursuant to Section 8.4) if at the end of such fiscal year, cash in the amount of the sum of the Members' Adjusted Balances were distributed to the Members pursuant to Section 8.2 (adjusted as described above). For purposes of applying the immediately preceding sentence, distributions that would be made pursuant to Section 8.2(c) shall be taken into account only to the extent of the amount of Liquidation Proceeds for such fiscal year that are actually distributed pursuant to Section 8.2(c).

(b)         Losses.   Losses shall be allocated in the following order of priority:

(i)          First, among the Members so as to cause each Member's Adjusted Balance as of the end of such fiscal year to equal the amount of cash that would be distributed to such Member pursuant to Section 8.2 (without regard to any payments in respect of loans, but giving effect to any adjustments pursuant to Section 8.4) if at the end of such fiscal year, cash in the amount of the sum of the Members' Adjusted Balances were distributed to the Members pursuant to Section 8.2 (adjusted as described above). For purposes of applying the immediately preceding sentence, distributions that would be made pursuant to Section 8.2(c) shall be taken into account only to the extent of the amount of Liquidation Proceeds for such fiscal year that are actually distributed pursuant to Section 8.2(c).

(ii)         Second, if after the application of Section 7.1 (b)(i), each Member's Adjusted Balance is less than or equal to zero, any remaining

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Loss shall be allocated among the Capital Members in accordance with their Capital Percentages.

7.2          Allocations with Respect to Transferred Interests.   Unless otherwise required by the provisions of the Code or agreed by the Manager, any Profit or Loss allocable to an interest in the Company which has been transferred during any year shall, except as provided below, be allocated among the Persons who were holders of such interest during such year in proportion to the number of days during such year that each holder was recognized as the holder of the interest, without regard to the results of Company operations during the period the holder was recognized as the owner thereof. Notwithstanding the foregoing, any Profit or Loss attributable to a sale, exchange or other disposition of all or substantially all of the assets of the Company shall be allocated to the holder of the interest on the date of the transaction generating such Profit or Loss.

7.3          Tax Credits.   Unless otherwise required by the Code, any tax credits of the Company shall be allocated among the Members in accordance with their Participating Percentages. Any recapture of tax credits shall be allocated among the Members in the same ratio as the applicable tax credits were allocated to the Members.

7.4          Regulatory Allocations.

(a)          Minimum Gain Chargeback.   Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for such taxable year, items of gross income and gain for such year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of such Member’s share of the net decrease in Minimum Gain during such year. The income allocated pursuant to this Section 7.4(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this Section 7.4(a) shall not apply to a Member to the extent provided in Treasury Regulation Section 1.704-2(f)(2) through (5).

(b)          Qualified Income Offset.   Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to such Member, items of Company gross income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

(c)          Gross Income Allocation.   If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, such Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

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(d)          Nonrecourse Deductions.   Any deductions attributable to partnership nonrecourse liabilities (as determined pursuant to Treasury Regulation Section 1.704-2(c)) of the Company for any taxable year shall be allocated among the Members in the same proportion as Profits or Losses (as may apply) for such year are allocated.

(e)          Member Nonrecourse Debt.   Notwithstanding any other provision of this Agreement, any item of Company Loss, deduction or expenditures described in Code Section 705(a)(2)(B) that is attributable to a partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) of a Member shall be allocated to those Members that bear the economic risk of loss for such partner nonrecourse debt, and among such Members in accordance with the ratios in which they share such economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain of the Company, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).

(f)          Interpretation.   The foregoing provisions of this Section 7.4 are intended to comply with Treasury Regulation Sections 1.704-1 (b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

7.5          Section 704(c) Allocation.   Notwithstanding the foregoing allocations of Profits and Losses, if any property contributed to the Company has a Tax Book Value (as set forth herein or as otherwise determined by the Manager) that differs from its adjusted basis for federal income tax purposes at the time of such contribution, or if there is a revaluation of any Company property such that the Tax Book Value of such property differs from its adjusted basis for federal income tax purposes (including pursuant to Section 6.2), items of income, gain, loss, and deduction with respect to any such property shall be allocated among the Members so as to take account of such difference, in the manner intended by Section 704(c) of the Code and the Treasury Regulations from time to time promulgated thereunder, using such method permitted by such Treasury Regulations as the Manager may determine.

7.6          Tax Allocations.   Except as provided in Sections 7.4 and 7.5, all items of income, gain, loss and deduction of the Company for income tax purposes shall be allocated among the Members in the same manner as the corresponding items taken into account in the determination of Profit or Loss.

7.7          Allocation of Excess Nonrecourse Liabilities.   Solely for the purpose of allocating excess nonrecourse liabilities of the Company among the Members in connection with the determination of the Members’ adjusted tax bases for their interests in the Company, in accordance with Section 752 of the Code and the Treasury Regulations from time to time promulgated thereunder, the Members agree that each Member’s interest in Company Profits equals such Member’s Participating Percentage.

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ARTICLE 8

DISTRIBUTIONS

8.1          Distribution of Net Cash Receipts.   Subject to Sections 8.2 and 8.4, Net Cash Receipts, if any, shall be applied and distributed in the following order of priority:

(a)          First, to pay unpaid accrued interest on and then principal of any loans made to the Company pursuant to Section 6.3(b), such loans to be repaid in reverse chronological order (with the latest-made loans being serviced and retired first), in proportion to the amounts of such loans made concurrently by each of the Capital Members and their respective Affiliates.

(b)          Second, the remaining Net Cash Receipts shall be distributed to the Members in accordance with their then Participating Percentages.

8.2          Distribution Liquidation Proceeds.   Notwithstanding the provisions of Section 8.1, and subject to adjustment as provided in Section 6.2, all Liquidation Proceeds shall be applied and distributed in the following order of priority:

(a)          First, to pay unpaid accrued interest on and then principal of any loans made to the Company pursuant to Section 6.3(b), such loans to be repaid in reverse chronological order (with the latest made loans being serviced and retired first), in proportion to the amounts of such loans made concurrently by each of the Capital Members and their respective Affiliates;

(b)          Second, to the Capital Members in proportion to their Capital Percentages, until an aggregate of Five Million Dollars ($5,000,000) has been distributed pursuant to this Section 8.2(b);

(c)          Third, to each Employee Member granted a Employee Liquidation Preference as part of their Employee Interest under the Plan in the amount of such Employee Liquidation Preference, and among them in proportion to the Employee Liquidation Preference to be distributed to such Employee Member compared to the aggregate Employee Liquidation Preferences to be paid to all Employee Members under the Plan; and

(d)          Fourth, any remaining Liquidation Proceeds shall be distributed to the Members in accordance with their then Participating Percentages.

8.3          Timing of Distributions; No Third-Party Beneficiaries.   Net Cash Receipts shall be distributed to the Members at such time and in such amount as the Manager, in his sole discretion, determines. The foregoing priorities of application of Net Cash Receipts are for the benefit of the Members only and not for the benefit of any third party or creditor of the Company or of any Capital Member or Employee Member, and neither the Company, the Manager nor any Member shall be liable or responsible to any third party or creditor of the Company or of any Member for any deviation from such priorities.

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8.4          Tax Payments.   Notwithstanding the provisions of Section 8.1, but subject to Section 8.2, if the aggregate Net Cash Receipts distributed to a Member as of March 31 of any fiscal year from and after the date hereof (a "Distribution Period") is less than the aggregate amount of such Member's Tax Liability (as defined below) for all fiscal years ending during such Distribution Period then, notwithstanding the provisions of Section 8.1, the Manager shall have the right, in his sole discretion, to cause the Company, to the extent legally permissible, to distribute Net Cash Receipts prior to any distribution under Section 8.1 to each Member in an amount sufficient to cause the amount of Net Cash Receipts distributed to such Member during such Distribution Period to equal such Member’s aggregate Tax Liability for all such fiscal years in such Distribution Period, and among the Members in proportion to the amount so distributable to each of them. If the amount of Net Cash Receipts is not sufficient to make distributions in the amount necessary to cause the aggregate Net Cash Receipts distributed to each Member during the Distribution Period to be equal to such Member's Tax Liability described in the immediately preceding sentence, then the Manager shall have the right, in his sole discretion, to cause the Company to distribute the Net Cash Receipts for subsequent Distribution Periods to the Members in proportion to and to the extent of such deficiencies. Any amounts distributed to a Member pursuant to this Section 8.4: (a) shall be applied to reduce the Net Cash Receipts that would otherwise next be distributed to such Member pursuant to Section 8.1 or Section 8.2, as may apply, and (b) to the extent so applied shall be deemed distributed to such Member pursuant to Section 8.1 or Section 8.2, as may apply, in accordance with the priorities set forth in such Section.

For purposes of this Section 8.4, the "Tax Liability" of each Member with respect to each fiscal year shall equal the product of (x) the net taxable income (as determined for federal income tax purposes) allocated to such Member under this Agreement for such fiscal year, multiplied by (y) the Marginal Rate for such fiscal year. For purposes of this Section 8.4, the "Marginal Rate" for any fiscal year shall mean a percentage rate equal to the sum of: (i) the highest marginal rate of tax imposed upon the ordinary income of individuals for such fiscal year under the Code (the "Federal Rate"), plus (ii) the product of (x) the sum of (A) the highest marginal rate of tax imposed for such fiscal year by the State of New York on individuals resident in New York with respect to ordinary income earned in New York and (B) the highest marginal rate of tax imposed for such fiscal year by the City of New York on individuals resident in the City of New York with respect to ordinary income earned in the City of New York, multiplied by (y) one minus the Federal Rate.

ARTICLE 9

BOOKS OF ACCOUNT, RECORDS AND REPORTS

9.1          Books of Account and Records.

(a)          The Manager shall maintain at the registered office of the Company all of the following:

(i)          a list of the full name and last known business address of each Member setting forth the amount of cash each Capital Member has contributed, a description and statement of the agreed value of any other property or services

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each Capital Member has contributed or has agreed to contribute in the future, and the date on which each Member became such;

(ii)         a copy of the Certificate and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate was executed;

(iii)        copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(iv)        copies of this Agreement and any amendments hereto;

(v)         copies of the financial statements, if any, of the Company for the three most recent years; and

(vi)        proper and complete records and books of account for the Company.

Any of the foregoing may be inspected and copied by any Member or its duly authorized representatives, at the expense of such Member, during ordinary business hours. The Company shall retain a certified public accountant, to be selected by the Manager, to prepare the tax returns of the Company.

(b)          If a Member reasonably requests the Company or the Manager to assemble or compile information, the Manager shall have the authority to pass on all costs of labor, duplicating or other related charges so incurred to the Member making the request.

9.2          Reports to Members.   The Manager shall furnish to each of the Members as soon as practicable after the end of each calendar year the following:

(a)          A copy of the federal income tax return filed by the Company for the calendar year, except for Schedules K-1 applicable to other Members;

(b)          All information relative to the Company necessary for the preparation of such Member’s federal and state income tax returns;

(c)          A balance sheet as of the close of such calendar year and statements of Profits or Losses and Net Cash Receipts, if any, all of which shall be prepared in accordance with generally accepted accounting principles or tax accounting principles, with or without audit or review by an independent certified public accountant, in each case in the discretion of the Manager; and

(d)          Copies of any additional reports in existence regarding the Company or its business as a Member may reasonably request.

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ARTICLE 10

MANAGEMENT OF THE COMPANY

10.1        Management of Company Affairs.   Except as otherwise specifically provided in this Agreement, the management of the Company shall be vested in the Manager. Subject to the foregoing, the Manager shall have full, exclusive and complete discretion in the management and control of the business and affairs of the Company and shall make all decisions affecting the Company’s business and affairs, and any action taken by the Manager (in his capacity as such) in accordance with the provisions of this Agreement shall constitute the act of and serve to bind the Company. The Manager may designate one or more of his employees, agents or Affiliates to carry out his duties and responsibilities to the Company. The Manager may appoint officers, each of whom shall have the duties and responsibilities so designated by the Manager. The Company shall pay the Manager such compensation for the performance of his duties as Manager as Capital Members having a majority of the Capital Percentages may determine from time to time; provided, however, the Company shall in all events reimburse the Manager for all direct costs incurred by the Manager, his Affiliates, employees or agents on behalf of the Company or otherwise in connection with performance of his duties as Manager.

10.2        Appointment and Replacement of Manager.   The Members hereby appoint Peter Sidoti as the initial Manager of the Company. If at any time the Manager shall die or be adjudicated insane or incompetent, resign or, in the case of a Manager that is not a natural person, if at any time the Manager shall dissolve or otherwise terminate its legal existence, such Manager shall immediately thereupon cease to be the Manager of the Company. In addition, upon the agreement of Capital Members having a majority of the Capital Percentages, the Manager may at any time be removed from the office of Manager. If at any time the Manager is removed as Manager or otherwise ceases to be the Manager of the Company for any reason, Capital Members having a majority of the Capital Percentages, shall have the right to appoint a new Manager.

10.3        Powers and Authorities of Manager.   Except as specifically provided in this Agreement, the Manager is hereby granted the right, power and authority to do on behalf of the Company without the consent of any of the Members, all things which, in his best business judgment, are necessary, proper or desirable to carry out his duties and responsibilities, including but not limited to the right, power and authority to:

(a)          Incur all expenditures and pay all obligations of the Company;

(b)          Execute any and all documents or instruments of any kind which the Manager may deem necessary or appropriate for carrying out the purposes of the Company;

(c)          Cause the Company to acquire real or personal property, and finance the acquisition of such property, including granting a lien or mortgage on Company property to secure any such financing;

(d)          Lease real or personal property;

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(e)          Subject to Section 6.3, cause the Company to borrow money from individuals, banks and other lending institutions for any Company purpose, and pledge any or all of the assets of the Company and the income therefrom to secure or provide for the repayment of such loans; and obtain replacements of any such loans in whole or in part, refinance, recast, modify, extend or consolidate any loan;

(f)          Procure and maintain, at the expense of the Company, with responsible companies, such insurance in such amounts and covering such risks as are appropriate in the judgment of the Manager;

(g)          Hold title to Company property in the name of a trustee or nominee chosen by the Manager if he shall deem such appropriate;

(h)          Engage and terminate employees and independent contractors, establish their duties and responsibilities and set their compensation;

(i)          Cause the Company and one or more of its employees to be licensed as brokers and dealers of securities under the laws of one or more jurisdictions, and, subject to the authority of any such licenses, cause the Company to act as a broker and dealer of securities;

(j)          Solicit and enter into engagements for the Company to perform services;

(k)          Cause the Company to engage in financing activities, including providing funds in the form of debt or equity investments or on other terms, acquiring securities and other forms of investments, determining the terms of the foregoing, financing and disposing of the foregoing, and performing all activities related thereto;

(1)          Receive and disburse any Net Cash Receipts in accordance with Article 8;

(m)         Supervise the preparation and filing of all Company tax returns;

(n)          Make any tax elections on behalf of the Company;

(o)          Engage and terminate any attorneys, accountants, brokers, or leasing or sales agents, and determine the terms of such engagements;

(p)          The Manager may determine the amount and terms of any salary and bonus to be paid to any officer or employee of the Company. Persons dealing with the Company shall be entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement;

(q)          Perform any and all other acts or activities customary or incident to the purpose of the Company;

(r)          Issue Employee Interests and Capital Member Interests in accordance with this Agreement; and

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(s)          Undertake to: (i) convert the Company from a limited liability company to another type of entity such as a corporation; (ii) merge the Company with and into another entity (with such entity being the surviving entity); or (iii) effect a contribution of the outstanding membership interests in the Company to another entity in exchange for equity interests in such entity (each of the foregoing is referred to herein as a "Conversion" and the entity into which the Company is converted is referred to herein as the "New Entity"). A Conversion may take place whether or not stock or securities of the same class of the New Entity are publicly traded, and whether or not the New Entity is about to engage in an initial public offering of stock or securities of the same class. Upon the effectiveness of a Conversion, the membership interests in the Company shall be converted into one class of shares of common stock or other securities of the New Entity (the "New Securities"). Notwithstanding any provision of this Agreement to the contrary, the New Securities shall be distributed to the Members of the Company as follows: (i) the Manager shall determine the fair market value of the Company as of the effective date of the Conversion; provided, however, if the Conversion is done in connection with the initial public offering of the New Entity, the Company shall be valued based on the price at which the New Securities are first sold in the initial public offering. The valuation of the fair market value of the Company shall be in the sole discretion of the Manager and shall be final and not subject to any review either by the Members or any judicial body. Upon the effectiveness of the Conversion, the New Securities may be distributed to the Members of the Company as if the Company had consummated a complete liquidation of the Company and sold its assets for the fair market value so determined by the Manager in the manner set forth in Section 8.2 or held by the Company, as determined by the Manager in his sole discretion. The transfer, sale, assignment, pledge or other disposition of the New Securities may be subject to restriction as determined by the Manager in his sole discretion or required by applicable law. Each Member agrees to execute any documents or take any action deemed necessary and appropriate by the Manager to consummate a Conversion and hereby grants a power-of-attorney to the Manager to perform such actions on a Member's behalf in the event that any Member is unable, unwilling or fails to perform such actions.

10.4        Engagements by the Company.   The Manager may engage, on behalf and at the expense of the Company, such persons, firms or corporations as the Manager in his reasonable judgment shall deem advisable for the conduct and operation of the business of the Company, including managers, brokers, underwriters, mortgage bankers, lawyers, accountants, architects, engineers, consultants, contractors, subcontractors and purveyors of other services or materials for the Company on such terms and for such compensation or costs as the Manager, in his reasonable judgment, shall determine.

10.5        Employment of Affiliates.   The Manager may, on behalf and at the expense of the Company or any Affiliate of the Company, engage any Member or an Affiliate of any Member or of the Manager to render services or provide goods to the Company or any Affiliate of the Company, provided that the fees or other amounts payable for such services or goods are comparable to those prevailing in arm’s-length transactions for similar services or goods.

10.6        Liability of the Manager.   The Manager and his Affiliates, agents and employees shall not be liable, responsible or accountable in damages or otherwise to the Company or any of

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the Members or their successors or assigns for any acts performed or omitted within the scope of his authority as Manager, or otherwise conferred on the Manager and such Affiliates, agents and employees by this Agreement, including the execution and delivery of deeds in lieu of foreclosure, provided that the Manager or such Affiliates, agents or employees shall act in good faith and shall not be guilty of willful misconduct or gross negligence.

10.7        Devotion of Time by Manager.   The Manager and his agents, Affiliates, employees and agents of Affiliates shall devote such time to the Company business as is reasonably necessary to manage and supervise the Company business and affairs in an efficient manner and to accomplish the purposes of the Company. The Manager and each employee, agent or Affiliate thereof, shall be free to engage in other business ventures whether or not directly competing with the Company, or to exploit business opportunities whether or not arising from the conduct of Company business.

10.8        Other Business of Members.   Each Member and its respective Affiliates may engage in or possess any interests in other business ventures of any kind, independently or with others. Neither the Company, any Member, nor the holder of any interest in the Company shall have any right by virtue of this Agreement or the relationship created hereby in or to such ventures or activities or to the income or profits derived therefrom, and the pursuit of such ventures, even if competitive with the Company, shall not be deemed wrongful or improper.

10.9        Tax Matters Partner.   Sidoti, for so long as he shall be a Member, shall be the "tax matters partner" (within the meaning of Section 6231 of the Code) of the Company, and as such shall have all powers and authorities granted tax matters partners under the applicable provisions of the Code and any regulations promulgated thereunder. All costs and expenses incurred by the tax matters partner in connection with an audit by the Internal Revenue Service or other government tax agency of a Company income tax return shall be borne by the Company.

10.10      Election to Adjust Basis.   In the event of a distribution of property made in the manner provided in Section 734 of the Code (or any comparable provision of any succeeding law), or in the event of a transfer of any membership interest in the Company permitted by this Agreement made in the manner provided in Section 743 of the Code, the Manager, in his sole discretion, may make or revoke on behalf of the Company the election referred to in Section 754 of the Code permitting adjustments to basis as provided in Sections 734 and 743 of the Code. Any additional costs or expenses incurred by the Company as a result of such an election shall be borne pro  rata by the Member or Members benefiting from such an election.

10.11      Company Indemnification of Manager.   The Company shall indemnify, defend, and hold the Manager and his Affiliates, employees and agents, or their respective successors, executors, administrators or personal representatives harmless from and against any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or omission concerning the business or activities of the Company; provided that the Manager or any Affiliate, employee, or agent thereof is not guilty of gross negligence, willful misconduct or violation of fiduciary duty and was acting in good faith within what he or it reasonably believed to be the scope of his or its authority for a purpose which he or it reasonably believed to be not opposed to the best interests of the Company. The foregoing

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indemnity shall not be enforceable against any Member personally but solely from such Member’s interest in the Company.

ARTICLE 11

RIGHTS AND DUTIES OF MEMBERS

11.1        Admission of Members.   Each of Sidoti, A. Sidoti and the Trust is hereby recognized and admitted as a Capital Member of the Company. No other person shall be recognized or admitted as a Capital Member of the Company unless such person has acquired Capital Member Interests from the Company or has satisfied the requirements of Article 12. Persons who have executed and delivered an Employee Interest Award Agreement, a copy of this Agreement or such other document as the Manager shall deem appropriate shall become Employee Members and shall be bound by the terms and conditions of this Agreement. Employee Members shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members.

11.2        Limited Liability.   The debts, obligations and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. No Member, in its capacity as a Member of the Company, shall be responsible or liable for any indebtedness or obligation of any other Member, nor, except to the extent provided in Section 11.7, shall the Company be responsible or liable for any indebtedness or obligation of any Member.

11.3        No Individual Authority.   Except as otherwise expressly provided in this Agreement or in the Act, no Member, acting alone, solely in such Member’s capacity as a Member, shall have any authority to act for, or to create, undertake or assume any liabilities, obligations or responsibilities on behalf of the Company or any other Member.

11.4        No Compensation.   Except as specifically provided in this Agreement, no Member shall be entitled to receive any compensation from the Company or from any other Member for services performed in its capacity as a Member.

11.5        Representations by Members.   Each Member represents and warrants to the other Members and to the Company that (i) all transactions contemplated by this Agreement to be performed by such Member have been duly authorized by all necessary action and do not require the consent or approval of any third party, (ii) such Member has all necessary power with respect thereto, (iii) the consummation of such transactions will not (and with the giving of notice or lapse of time or both would not) result in a breach or violation of, or a default or loss of contractual benefits under, any trust agreement or other agreement by which such Member or any of such Member’s properties is bound, or any statute, regulation, order or other law to which such Member or any of such Member’s properties is subject, or give rise to a lien or other encumbrance upon any of such Member’s properties or assets, and (iv) this Agreement is a valid and binding agreement on the part of such Member, enforceable in accordance with its terms.

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11.6        Indemnification by the Members.   Each Member hereby agrees to indemnify the Company and each of its other Members and hold them each harmless from and against all liability, loss, cost, damage and expense (including attorneys’ fees and costs incurred in the investigation, defense and settlement of the matter) which the Company or any of such other Members shall ever sustain, suffer or incur which relate to or arise out of or in connection with a breach by the indemnifying Member of any representation, warranty or covenant made by the indemnifying Member in this Agreement or in any agreement or instrument delivered pursuant hereto. If the Company is made a party to any litigation or otherwise incurs any loss or expense as a result of or in connection with any Member’s personal obligations or liabilities unrelated to Company business, such Member shall indemnify and reimburse the Company for all such loss and expense incurred, including reasonable attorneys’ fees. The liability of any Member pursuant to this Section 11.6 may be assessed against such Member’s interest in the Company, including such Member’s right to receive Net Cash Receipts and any other distributions or payments from the Company; provided, however, the liability of a Member under this Section 11.6 shall not be enforceable against such Member personally, but shall be limited to such Member’s interest in the Company.

11.7        Indemnification by the Company.   The Company shall indemnify each of its Members and former Members for all costs, losses, liabilities and damages paid or incurred by any of them in connection with the business of the Company, including any judgments, settlements, penalties, fines and expenses incurred in a proceeding to which any such person is a party because the person is or was a Member of the Company, to the fullest extent provided or allowed by the Act or any other applicable laws, provided, however, that such liability does not arise by reason of the willful misconduct or gross negligence of such Member or any matter described in Section 11.6 with respect to which the Member is obligated to indemnify the Company.

11.8        Rights of a Former Member.   No Member shall have the right or power to resign or withdraw by voluntary act from the Company. If a Member shall cease to be a Member for any reason, and if the Company is not then dissolved, then, notwithstanding the terms of Section 18-604 of the Act, such former Member shall not thereby be entitled to receive the fair value of such former Member’s membership interest in the Company or any other payment or distribution except as specifically provided in this Agreement.

ARTICLE 12

TRANSFER OF MEMBER INTERESTS

12.1       General Prohibition.   Except as provided in Article 13 or Section 12.2, a Member may not sell, transfer, encumber, pledge or assign all or any part of his interest in the Company without the prior written consent of the Manager, which consent may be granted or withheld in the Manager’s sole and absolute discretion. In order for an assignee to constitute a substituted or additional Member, the conditions set forth in Section 12.7 must be satisfied. In no event shall the Manager consent to an assignment of any interest of a Member in the Company unless in the opinion of counsel satisfactory to the Company such assignment (i) will not result in a termination of the Company for federal income tax purposes (or the assigning Member and his assignee jointly and severally indemnify the Company and the other Members

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against any loss or cost, including increased or accelerated income tax liabilities, arising from such termination), (ii) will not result in the Company failing to qualify for an exemption from the registration requirements of the federal or any applicable state securities laws, (iii) will not be to a person that is a "foreign person" as that term is defined in the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), (iv) will not result in the imposition of fiduciary responsibility on the Company, the Manager, any Member or any Affiliate of any of the foregoing under the Employee Retirement Income and Security Act of 1974, as amended from time to time ("ERISA"), and (v) will not result in the violation of any term or provision of any agreement to which the Company is a party, or the acceleration of any indebtedness of the Company or secured by any property of the Company.

12.2        Permitted Transfers.   Notwithstanding the provisions of Section 12.1, a Member may assign all or any part of his interest in the Company without the consent of the Manager to (i) a partnership in which the assigning Member or persons controlling the assigning Member on the date hereof are the sole or controlling general partner(s) and other partners are members of the immediate family of such Member or of one or more of its owners on the date hereof, (ii) a corporation controlled by the assigning Member or persons controlling the assigning Member on the date hereof, and all of the issued and outstanding capital stock of such corporation is owned and controlled by the assigning Member, one or more of its owners on the date hereof, or by members of the immediate family of the assigning Member or of one or more of its owners on the date hereof, (iii) a trust controlled by the assigning Member or persons controlling the assigning Member on the date hereof and for the benefit of the assigning Member, members of the immediate family of the assigning Member or of one or more of its owners on the date hereof, (iv) a limited liability company controlled by the assigning Member or persons controlling the assigning Member on the date hereof and all of the membership interests of which are owned by the assigning Member, one or more of its owners on the date hereof, or members of the immediate family of the assigning Member or the owners thereof on the date hereof, (v) members of the immediate family of the assigning Member or of persons controlling the assigning Member on the date hereof, (vi) in the case of a Member that is a trust, one or more of the beneficiaries of such Member, or (vii) another Member. Any Person described in any of clauses (i) through (vii) of the immediately preceding sentence with respect to a Member is referred to as a "Permitted Transferee" of such Member. For purposes of this Agreement, the immediate family of any Person shall mean the spouse and siblings of such Person.

Notwithstanding anything in this Section 12.2 to the contrary, a Member may not assign all or part of its interest in the Company if such assignment would, in the opinion of counsel to the Company, (v) result in a termination of the Company for federal income tax purposes (unless the assigning Member and his assignee jointly and severally indemnify the Company and the other Members against any loss or cost, including increased or accelerated income tax liabilities, arising from such termination), (w) result in the Company not qualifying for an exemption from the registration requirements of the federal or any applicable state securities laws, (x) be to a person that is a "foreign person," as defined in FIRPTA, (y) result in the imposition of fiduciary responsibility on the Company, any Member, the Manager or any Affiliate of any of the foregoing under ERISA, or (z) result in the violation of any term or provision of any agreement to which the Company is a party, or the acceleration of any indebtedness of the Company or secured by any property of the Company.

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Notwithstanding the right of a Member to transfer all or any portion of its interest to a person described above in this Section 12.2, the assignee of any such interest shall not be admitted as an additional or substituted Member of the Company unless and until the provisions of Section 12.7 are satisfied. Until the provisions of Section 12.7 are satisfied with respect to any such assignee, such assignee shall not be a Member but shall be an assignee having the rights described in Section 12.6.

12.3        Involuntary Transfers.   In the event (i) of the death or adjudication of insanity or incompetency of an individual Member, or (ii) any Member shall be adjudged bankrupt, enter into proceedings for reorganization or into an assignment for the benefit of creditors, have a receiver appointed to administer the Member’s interest in the Company, be the subject of a voluntary or involuntary petition for bankruptcy, apply to any court for protection from its creditors, or have its interest in the Company seized by a judgment creditor (such Member being referred to herein as a "Bankrupt Member"), the personal representative or trustee (or successor-in-interest) of the deceased, insane or incompetent Member or Bankrupt Member shall be an assignee of such Member’s interest in the Company having the rights set forth in Section 12.6 and shall not become an additional or substituted Member unless and until the conditions set forth in Section 12.7 are satisfied; and any such Member’s estate (or successor-in-interest) shall be liable for all of its obligations as a Member.

12.4        Dissolution or Termination of Members.   In the event of the dissolution of a Member that is a partnership, limited liability company or a corporation or the termination of a Member that is a trust, the successors-in-interest of the dissolved or terminated Member shall, for the purposes of winding up the affairs of the dissolved or terminated Member, have the rights of an assignee of such Member’s interest in the Company, as described in Section 12.6, and shall not become additional or substituted Members unless and until the conditions set forth in Section 12.7 are satisfied.

12.5        Transfers of Ownership Interests in Members.   For purposes of this Article 12, any transfer or assignment of any direct or indirect ownership or other interest in a Member that (taking into account any prior such transfers or assignments, and any prior pledges, encumbrances or collateral assignments described below) results in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12. In addition, any encumbrance, pledge or other collateral assignment of a direct or indirect ownership or other interest in a Member that, if the pledgee or other assignee were to exercise its right to acquire such interest, would (taking into account any prior transfers or assignments described above and any prior such pledges, encumbrances or collateral assignments) result in such Member being controlled by a Person or Persons other than the Person or Persons that control such Member on the date hereof shall be deemed an assignment of the interest in the Company of such Member and therefore subject to all of the restrictions and provisions of this Article 12.

12.6        Status of Assignee.   Any person who acquires all or any portion of the interest of a Member in the Company in any manner (including pursuant to a transfer permitted by Section 12.1 or 12.2), shall not be a Member of the Company unless and until the conditions of Section 12.7 are satisfied. Unless and until such conditions are satisfied, such person shall, to the

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extent of the interest acquired, be entitled only to the transferor Member’s rights, if any, in the Profits, Losses, Net Cash Receipts and other distributions to the Members pursuant to this Agreement, subject to the liabilities and obligations of transferor Member hereunder; but such person shall have no right to participate in the management of the business and affairs of the Company and shall be disregarded in determining whether the approval, consent or any other action has been given or taken by the Members. Any such assignee shall have the same right, subject to the same limitations, as the transferor Member had under the provisions of this Article 12 to assign its interest as a Member (including the right to assign such interest to a Permitted Transferee of such Member), but any such further assignee shall have only the rights set forth in this Section 12.6 and shall not become an additional or substituted Member of the Company unless and until the conditions of Section 12.7 have been satisfied.

12.7        Admission Requirements.   No assignee of all or any portion of a Member’s interest in the Company or any other person shall be admitted as an additional or substituted Member of the Company unless and until:

(a)          except in the case of an assignee that is a Permitted Transferee, such admission has been approved in writing by the Manager, which approval may be given or withheld in the sole discretion of the Manager;

(b)          such assignment is made in writing, signed by the assigning Member (or its successor) and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to the Manager;

(c)          the Company has received an opinion of counsel as contemplated by Section 12.1 or the Manager has waived this requirement; and

(d)          the assignee executes and delivers to the Manager a written agreement in form reasonably satisfactory to the Manager, pursuant to which such assignee agrees to be bound by and confirms the obligations, representations and warranties contained in this Agreement.

12.8        Effective Date of Assignment.   If an assignment is made in accordance with this Agreement, unless otherwise required by the Code:

(a)          the effective date of such assignment shall be the first date that both the written instrument of assignment is received by the Manager and, if required, approved by the Manager; provided that such assignee shall not be admitted as a Member unless and until the requirements of Section 12.7 are satisfied;

(b)          the Company, the Manager and the other Members shall be entitled to treat the assignor of the assigned interest as the absolute owner thereof in all respects and shall incur no liability for allocations of Profits or Losses and distributions of Net Cash Receipts made in good faith to such assignor until such time as the written instrument of assignment has been actually received by the Manager pursuant to Section 12.7(b) and, if required, approved by the Manager and recorded in the books of the Company; and

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(c)          any Profits and Losses shall be allocated between the assignor and the assignee of the assigned interest in the manner described in Section 7.2.

12.9        Status of Assignor.   If there is a transfer or assignment of a Member’s interest in the Company, then, without regard to whether or when such assignee or transferee is admitted as a Member of the Company, from and after the effective date of such assignment or transfer, the assigning or transferring Member shall cease to be a Member with respect to the transferred or assigned interest; and if such Member has transferred or assigned his or her entire membership interest in the Company, upon the effective date of such transfer or assignment, such Member shall cease to be a Member of the Company.

12.10      Cost of Admission.   The cost of processing and perfecting an admission contemplated by this Article 12 (including reasonable attorneys’ fees incurred by the Company) shall be borne by the party seeking admission as a Member to the Company.

ARTICLE 13

TAG-ALONG AND GO-ALONG

13.1        Tag-Along Right.   If at any time Capital Members owning Participating Percentages aggregating more than fifty percent (50%) of the Participating Percentages of all Capital Members ("Controlling Members") shall desire to sell or transfer a majority of their Participating Percentages in the Company to any third party (other than to a Permitted Transferee), such Controlling Members shall first give written notice thereof (a "Tag-Along Notice") to each of the other Members ("Minority Members") specifying the Participating Percentages to be sold and the price and terms of such sale. Each Minority Member may elect to participate in any such transaction as an additional selling or transferring Member on the terms and conditions set forth in the Tag-Along Notice, by delivering a written notice thereof (a "Tag-Along Election Notice") to the Controlling Members within fifteen (15) days after such Minority Member’s receipt of such Tag-Along Notice, thereby electing to sell or transfer in such transaction any portion of his interest in the Company specified in the Tag-Along Election Notice which is less than or equal to (i) the aggregate Participating Percentage which the Controlling Members propose to transfer in such transaction, multiplied by (ii) a fraction, the numerator of which is the Participating Percentage owned by such Minority Member, and the denominator of which is the aggregate Participating Percentage owned by the Controlling Members and all Minority Members electing to participate in such transaction. To the extent that Minority Members shall elect to sell or transfer membership interests pursuant to this Section 13.1, the aggregate Participating Percentage to be sold or transferred to such third party by the Controlling Members and the Minority Members shall remain constant. In the event any Minority Member elects to sell and transfer his interest in the Company pursuant to this Section 13.1, such Minority Member hereby irrevocably appoints each of the Controlling Members, each with full power to act alone, as such Minority Member’s agent and attorney-in-fact to execute and deliver any and all documents and instruments reasonably necessary in connection the sale and transfer of the membership interests of such Minority Member.

13.2        Go-Along Obligation.   If at any time the Controlling Members shall enter into a definitive written agreement to sell or transfer all of the interests in the Company to any third

26

party (other than to a Permitted Transferee), the Controlling Members have the right to give each of the other Members (the "Minority Members") written notice thereof and to require the Minority Members to sell their Interests in the Company upon the terms and conditions set forth in this Article 13. If such notice is delivered to the Minority Members, each Minority Member agrees (i) to sell and transfer his entire interest in the Company in accordance with the terms and conditions of such definitive written agreement, provided that the price paid to each Employee Member shall equal the amount such Employee would receive if the aggregate sale proceeds were distributed pursuant to Section 8.2 and all other terms and conditions of sale with respect to the interest owned by such Minority Member are identical to all other terms and conditions of sale with respect to the interests owned by the Controlling Members, and such Minority Member is released, concurrently with closing of such sale, from any guaranty of Company obligations for borrowed money (other than trade payables arising in the ordinary course of business) for which such Minority Member has personal liability, and (ii) to execute and deliver any and all documents and instruments reasonably necessary in connection therewith. In the event any Minority Member shall fail or refuse to sell and transfer his interest in the Company, or to execute all documents and instruments reasonably necessary in connection therewith, such Minority Member hereby irrevocably appoints each of the Controlling Members, each with full power to act alone, as such Minority Member’s agent and attorney-in-fact to execute and deliver said documents and sell and transfer the membership interests of such Minority Member.

ARTICLE 14

DISSOLUTION AND LIQUIDATION OF COMPANY

14.1        Dissolution of the Company.   The Company shall be dissolved upon the occurrence of any of the following:

(a)          the written agreement of Capital Members having a majority of the Capital Percentages to dissolve and wind up the affairs of the Company; or

(b)          any event that makes it unlawful for the Company business to be continued.

The death, retirement, resignation, bankruptcy, court declaration of incompetence, or dissolution of any one or more Members or the occurrence of any other event that terminates the continued membership of any one or more Members (except as provided in the immediately preceding sentence) shall not cause the dissolution of the Company.

14.2        Winding Up of Affairs.   In the event of the dissolution and liquidation of the Company for any reason, the Manager shall file a written notice of winding up on behalf of the Company in the appropriate governmental offices, and shall commence to wind up the affairs of the Company and shall convert all of the Company’s assets to cash or cash equivalents within such reasonable period of time as may be required to receive fair value therefor. All items of income, gain, loss, deduction and credit during the period of liquidation shall be allocated among the Members in the same manner as before the dissolution.

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14.3        Accounting.   In the case of the dissolution and termination of the Company, prior to any distributions to Members pursuant to Section 14.4(c), a proper accounting shall be made of the capital accounts of the Members and of each item of income, gain, loss, deduction and credit of the Company from the date of the last previous accounting to the date of dissolution. The Manager shall provide a copy of such accounting to all Members.

14.4        Final Distribution of Company Property.   Upon termination of the Company, the Manager shall apply and distribute the remaining property of Company, together with the proceeds of any sales of same, as follows:

(a)          first, all Company debts and liabilities shall be paid and discharged, except (i) debts described in Section 8.2 and (ii) any debts that are nonrecourse to the extent that the Manager elects not to pay such debts;

(b)          second, to establish any reserve which the Manager may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such funds may be placed in escrow by the Manager for the purposes of disbursing such funds in payment of any of the contingencies, liabilities, or obligations, and, at the expiration of such period as the Manager shall deem advisable, the balance then remaining shall be distributed pursuant to Section 14.4(c); and

(c)          third, to distribute the balance in the manner and priority set forth in Section 8.2.

14.5        Certificate of Cancellation.   Upon completion of the liquidation of the Company and the distribution of all Company property, the Company shall terminate and the Manager shall have the authority to execute and record one or more Certificates of Cancellation of the Company as well as any and all other documents required or considered advisable by the Manager to effectuate and evidence the dissolution and termination of the Company.

14.6        No Restoration of Deficit Capital Accounts.   Except as otherwise expressly provided herein, at no time shall a Member with a deficit balance in its capital account have any obligation to the Company or to another Member or to any other person to restore such deficit balance.

ARTICLE 15

AMENDMENTS

15.1        Amendment by Members.   Except to reflect the issuance of additional Interests or the admission or termination of a Member in accordance with Section 6.1, Section 6.2, Section 12.7, Article 13, the Plan or any Employee Interest Award Agreement entered into pursuant to the Plan, and related adjustments in accordance with this Agreement, this Agreement may be amended only with the written concurrence of Capital Members having aggregate Capital Percentages of more than fifty percent (50%) (or such greater number as required by applicable law); provided, however, that absent the approval of all Capital Members no amendment shall:

28

(a)          add to, detract from or otherwise modify the purpose of the Company or the character of its business as set forth in Article 4;

(b)          increase the obligation of any Member to make contributions to the capital of the Company;

(c)          enlarge the liability of any Member as provided in this Agreement;

(d)          convert the Company to a general or limited partnership;

(e)          modify the approval requirements to consent to a sale, assignment or encumbrance by the Member of its interest in the Company pursuant to Section 12.1, or the admission of an assignee as a Member, pursuant to Section 12.7; or

(f)          amend this Article 15.

15.2        Amendment of Certificate.   If this Agreement shall be amended pursuant to this Article 15, the Manager shall cause the Certificate to be amended, to the extent required by applicable law, to reflect such change. The Manager shall promptly notify all Members of any amendments made under this Section 15.2.

ARTICLE 16

NOTICES

Any and all notices to be served hereunder shall be in writing and shall be personally delivered, sent by private courier, or sent by certified mail, postage prepaid, and, if intended for the Company, to the Company at the address of the principal place of business of the Company set forth herein, or, if intended for the Manager or a Member, to such Manager or Member at the address set forth below his signature on this Agreement, or to such other address as the Manager, on behalf of the Company, or the Manager or Member, for himself, Member may designate from time to time in a written notice served upon the Company and each other Manager and Member in accordance herewith. Any notice personally delivered shall be deemed delivered on the date actually delivered. Any notice sent by private courier shall be deemed delivered on the date of delivery or rejection of delivery, as shown on the receipt for delivery. Any notice sent by mail as provided above shall be deemed delivered on the third (3rd) business day next following the postmark date which it bears.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1        Severability.   If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

29

17.2        Parties Bound.   Any Person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all terms, conditions and obligations of this Agreement to which his or its predecessor in interest was subject or bound, without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby. No Person, including the legal representative, heir or legatee of a deceased Member, shall have any rights or obligations greater than those set forth in this Agreement and no Person shall acquire an interest in the Company or become a Member thereof except as permitted by the terms of this Agreement. This Agreement shall be binding upon the parties hereto, their successors, heirs, devises, assigns, legal representatives, executors and administrators.

17.3        Applicable Law.   The Company and this Agreement shall be governed by the laws of the State of Delaware.

17.4        Additional Documents and Acts.   In connection with this Agreement as well as all transactions contemplated by this Agreement, each party hereto shall execute and deliver such additional documents and instruments, and perform such additional acts, as any other party hereto may reasonably deem necessary or desirable from time to time to effectuate, perform and evidence all of the terms, provisions and conditions of this Agreement and all such transactions.

17.5        Benefit.   Nothing contained herein, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

17.6        Waiver.   The failure to insist upon strict enforcement of any of the provisions of this Agreement or of any agreement or instrument delivered pursuant hereto shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any agreement or instrument delivered pursuant hereto or any provision hereof or the right of any party hereto to thereafter enforce each and every provision of this Agreement and each agreement and instrument delivered pursuant hereto. No waiver of any breach of any of the provisions of this Agreement or any agreement or instrument delivered pursuant hereto shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

17.7        Survival.   The representations, warranties and covenants of the Members contained herein or in any agreement or instrument delivered pursuant hereto shall survive the consummation of the transactions contemplated hereby, and shall not be affected by any investigation which may have been made by any of the parties hereto.

17.8        Headings.   The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

17.9        Counterparts.   This Agreement may be executed in multiple counterparts with separate signature pages, each such counterpart shall be considered an original, but all of which together shall constitute one and the same instrument.

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17.10     Trustee Exculpation.   The execution of this Agreement by James P. Sidoti as trustee of the Trust (the "Trustee") is by the Trustee not individually but solely as trustee of the Trust, in the exercise of the authority invested in the Trustee. It is expressly understood and agreed that nothing contained in this Agreement shall be construed as creating any liability on the Trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto by their execution hereof.

Signatures on following page.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date set forth below their signatures, confirms his or her agreement to become a Member of the Company, agrees to be bound by this Agreement, and swears that the statements set forth herein are true and correct.

/s/ Peter Sidoti
Peter Sidoti

Address:	317 Madison Avenue - Suite 1400
New York, New York 10017

9/16/02
Date of Execution

/s/ Ann Sidoti
Ann Sidoti

Address:	317 Madison Avenue - Suite 1400
New York, New York 10017

9/15/02
Date of Execution

Sidoti Family Trust dated March 1, 1999

/s/ James P. Sidoti
James P. Sidoti, Trustee

Address:	317 Madison Avenue - Suite 1400
New York, New York 10017

9/15/02
Date of Execution

32

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that she has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Marie Conway

Name: Marie Conway

Address:	105 5th Avenue
NYC 10003

Social Security No.: ###-##-####

Number of Employee Interests: 500

33

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Paul Roukis

Name: Paul Roukis

Address:	102 Eden Ave
Massapequa Park, NY 11762

Social Security No.: ###-##-####

Number of Employee Interests: 200

34

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that she has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Lalishwar Mitra Ramgopal

Name: Mitra Ramgopal

Address:	219 W 80th ST. APT. 5A
NY, NY 10024

Social Security No.: ###-##-####

Number of Employee Interests: 200

35

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Steve Wortman

Name: Steve Wortman

Address:	300 East 75th St Apt 12M
New York, NY 10021

Social Security No.: ###-##-####

Number of Employee Interests: 100

36

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Scott Stember

Name: Scott Stember

Address:	6 Terra Pines Gate
Yaphank N.Y. 11980.

Social Security No.: ###-##-####

Number of Employee Interests: 100

37

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Michael Coady

Name: Michael Coady

Address:

Social Security No.: ###-##-####

Number of Employee Interests: 100

38

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Matt Kempler

Name: Matt Kempler

Address:	182 E 95th St Apt 6F
New York NY 10128

Social Security No.: ###-##-####

Number of Employee Interests: 50

39

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that she has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Liz Blanock

Name: Liz Blanock

Address:	907 Fifth Ave #2F
New York, NY 10021

Social Security No.: ###-##-####

Number of Employee Interests: 100

40

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that she has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ Dorothy Gallie

Name: Dorothy Gallie

Address:	438-1 Caswell Ave.
SI NY 10314

Social Security No.: ###-##-####

Number of Employee Interests: 50

41

SIDOTI HOLDING COMPANY, LLC

OPERATING AGREEMENT

EMPLOYEE MEMBER SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned hereby severally (a) executes the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC, a Delaware limited liability company (the "Company"), (b) acknowledges that he has received a copy of and has reviewed said Agreement, (c) authorizes the Manager of the Company to affix this signature page to said Agreement to form a part thereof, (d) agrees to become an Employee Member of the Company, (e) agrees to be bound by said Agreement, including each provision thereof, and (f) swears that the statements set forth therein are true and correct.

Signature:	/s/ David Gold

Name: David Gold

Address:	2054 East 8th St,
Brooklyn, NY 11223

Social Security No.: ###-##-####

Number of Employee Interests: 50

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EXHIBIT A

MEMBERS, INTERESTS AND PERCENTAGES

CAPITAL MEMBERS

Capital Member	Capital Member Interests	Capital Percentage	Participating Percentage

Peter Sidoti	7,190	89.875%	76.843%

Ann Sidoti	10	0.125%	0.107%

Sidoti Family Trust dated March 1, 1999	800	10.000%	8.550%

EMPLOYEE MEMBERS

Series 1 Employee Members	Net Asset Value at Issue	Series 1 Employee Interests	Employee Percentage	Participating Percentage	Employee Liquidation Preference

Marie Conway	$5,000,000	500	5.000%	5.000%	$250,000

Paul Roukis	$5,000,000	200	2.000%	2.000%	$100,000

Mitra Ramgopal	$5,000,000	200	2.000%	2.000%	$100,000

Steve Wortman	$5,000,000	100	1.000%	1.000%	$50,000

Scott Stember	$5,000,000	100	1.000%	1.000%	$50,000

Michael Coady	$5,000,000	100	1.000%	1.000%	$50,000

Matt Kempler	$5,000,000	50	0.500%	0.500%	$25,000

Liz Blanock	$5,000,000	100	1.000%	1.000%	$50,000

Dorothy Gallie	$5,000,000	50	0.500%	0.500%	$25,000

David Gold	$5,000,000	50	0.500%	0.500%	$25,000

A-1